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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2

                             (THOUSANDS OF DOLLARS)

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
                                                                                  Year Ended September 30,
                                                             -------------------------------------------------------------------
                                                               2000           1999          1998           1997         1996
                                                             ---------      ---------     ---------      ---------     ---------
EARNINGS:

Earnings before income taxes                                 $ 82,882       $ 63,139      $ 57,007       $ 63,275      $ 61,717
Interest expense                                               18,138         17,317        17,383         16,696        15,921
Amortization of debt discount and expense                         215            215           200            176           173
Interest component of rental expense                            1,318          1,539         1,624          1,887         1,838
                                                             ---------      ---------     ---------      ---------     ---------
                                                             $102,556       $ 82,210      $ 76,214       $ 82,034      $ 79,649
                                                             =========      =========     =========      =========     =========

COMBINED FIXED CHARGES AND PREFERRED
        STOCK DIVIDENDS:

Interest expense                                             $ 18,138       $ 17,317      $ 17,383       $ 16,696      $ 15,921
Amortization of debt discount and expense                         215            215           200            176           173
Allowance for funds used during
        construction (capitalized interest)                        17             36            39            114           107
Interest component of rental expense                            1,318          1,539         1,624          1,887         1,838
Preferred stock dividend requirements                           1,550          1,550         2,160          2,764         2,765
Adjustment required to state preferred stock
        dividend requirements on a pretax basis                   995            968         1,304          1,754         1,685
                                                             ---------      ---------     ---------      ---------     ---------
                                                             $ 22,236       $ 21,625      $ 22,710       $ 23,391      $ 22,489
                                                             =========      =========     =========      =========     =========
Ratio of earnings to combined fixed charges
        and preferred stock dividends                            4.61           3.80          3.36           3.51          3.54
                                                             =========      =========     =========      =========     =========
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